EXHIBIT (9)(b)

Consent of Counsel

[Sutherland, Asbill and Brennan LLP Letterhead]

April 1, 2005

Board of Directors

Transamerica Life Insurance Company

Separate Account VA L

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

RE:	Separate Account VA L
Transamerica Preferred Advantage Variable Annuity
File No. 333-87792/811-21087

Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information contained in Post-Effective Amendment No. 4 to the Registration Statement to Form N-4 (file No. 333-87792) of the Separate Account VA L filed by Transamerica Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

/s/ Fred Bellamy
Fred Bellamy